As filed with the Securities and Exchange Commission on December 13, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MINE SAFETY APPLIANCES COMPANY

(Exact name of Registrant as Specified in its Charter)

Pennsylvania	25-0668780
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

RIDC Industrial Park

121 Gamma Drive

Pittsburgh, Pennsylvania 15238

(Address, including zip code, of Registrant’s Principal Executive Offices)

MSA RETIREMENT SAVINGS PLAN

(Full Title of the Plan)

Douglas K. McClaine

Secretary and General Counsel

Mine Safety Appliances Company

121 Gamma Drive

RIDC Industrial Park

O’Hara Township

Pittsburgh, PA 15238

(412) 967-3000

(Name and address, including zip code and telephone number,

including area code, of agent for service)

Copy to:

Dodi Walker Gross, Esquire

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

(412) 288-4132

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value	500,000 shares	$48.39	$24,195,000	$2,848

[1]	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

[2]	Estimated pursuant to Rules 457(h) and (c), solely for the purpose of calculating the registration fee. The price per share is estimated based on the average of the high and low sales price of the Common Stock as reported on the New York Stock Exchange Composite transactions listing for December 9, 2004.

PART II

INFORMATION REQUIRED IN

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by Mine Safety Appliances Company (File No. 1-15579) (the “Company”) and the MSA Retirement Savings Plan (the “Plan”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);1

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above;1

(c) The description of the Company’s Common Stock included in the Company’s Form 8-A filed June 25, 2004 and any description of the Common Stock which is contained in a later Registration Statement filed by the Company pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(d) The Plan’s latest Annual Report on Form 11-K, if any, filed pursuant to Section 15(d) of the Exchange Act.

All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the dates of the Annual Reports on Form 10-K and Form 11-K referred to in paragraphs (a) and (d) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to Item 306 or paragraphs (i), (k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

[1]	The Company’s audited financial statements as of December 31, 2003 and 2002 and for the three years ended December 31, 2003 are incorporated by reference from Exhibit 99.1 of the Company’s Form 8-K Current Report dated December 13, 2004. The financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 are not incorporated herein by reference.

Item 6.	Indemnification of Directors and Officers.

1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

2. Indemnification Bylaw. Section 7.01 of the registrant’s Bylaws (the “Indemnification Bylaw”) was adopted by the shareholders at their Annual Meeting held on April 24, 1987. Under the Indemnification Bylaw, except as prohibited by law, every director and officer of the registrant is entitled as of right to be indemnified by the registrant against all expenses and liabilities incurred in connection with any actual or threatened claim or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the registrant or otherwise, in which the director or officer may be involved in any manner, by reason of his or her being or having been a director or officer of the registrant or by reason of the fact that he or she is or was serving at the request of the registrant as a director, officer, employee, fiduciary or other representative of another corporation or other entity. In an action brought by a director or officer against the registrant, the director or officer is only entitled to indemnification for expenses in certain circumstances. Each director and officer is also entitled as of right to have his or her expenses in defending an action paid in advance by the registrant prior to final disposition of the action, subject to any obligation which may be imposed to reimburse the registrant in certain events. The Indemnification Bylaw establishes a procedure whereby a director or officer may bring an action against the registrant if a written claim for indemnification or advancement of expenses is not paid by the registrant in full within thirty days after the claim has been presented. The director or officer is also entitled to advancement of expenses in this proceeding. The only defense to an action to recover a claim for indemnification is that the indemnitee’s conduct was such that under Pennsylvania law the registrant is prohibited from indemnifying the indemnitee. The only defense to an action to recover payment of expenses in advance is failure by the indemnitee to make an undertaking to reimburse the registrant if such an undertaking is required.

Any amendment or repeal of the Indemnification Bylaw will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to the adoption of such amendment or repeal.

3. Director and Officer Liability Insurance. The registrant maintains director and officer liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Indemnification Bylaw. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to indemnification under the Indemnification Bylaw.

4. Indemnification Agreements. At their Annual Meeting held on April 24, 1987, the shareholders also approved a proposed form of Indemnification Agreement to be entered into between the registrant and each of its present and future directors and such other officers, employees and agents of the registrant and its subsidiaries as shall be designated from time to time by the Board of Directors.

The form of agreement provides essentially the same rights to indemnification against liabilities and expenses as are provided in the Indemnification Bylaw. In addition, the form of agreement requires the registrant to either maintain the liability insurance coverage currently in effect for the benefit of the contractee or to hold the contractee harmless to the full extent of such coverage.

Further, the form of agreement provides that if the full indemnification claimed by the contractee may not be paid by the registrant because prohibited by law and the registrant is jointly liable with the contractee as to the matter for which indemnification was sought (or would be so liable if the registrant were joined in such matter), the contractee has a right to contribution from the registrant for the amount of any expenses and liabilities incurred by the contractee as to such matter based on the relative benefits received by the registrant and the contractee from the transaction from which the liability arose and the relative fault of the registrant (including the registrant’s other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as any other relevant equitable considerations.

Under the form of agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and contribution provided by the agreement notwithstanding any amendment or repeal of the Indemnification Bylaw. In addition, although a change in law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification Bylaw, the form of agreement provides that a change in law restricting indemnification rights will not affect the rights of a contractee under the agreement unless the law so requires.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An exhibit index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9.	Undertakings.

(a)	Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 30, 2004.

MINE SAFETY APPLIANCES COMPANY

By:	/s/ JOHN T. RYAN III
John T. Ryan III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Ryan III, Dennis L. Zeitler and Douglas K. McClaine, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2004.

Name	Title

/s/ JOHN T. RYAN III John T. Ryan III	Director, Chairman of the Board and Chief Executive Officer

/s/ DENNIS L. ZEITLER Dennis L. Zeitler	Vice President and Treasurer (principal financial officer)

/s/ DAVID W. BISHOP II David W. Bishop II	Principal Accounting Officer

Calvin A. Campbell, Jr.	Director

/s/ JAMES A. CEDERNA James A. Cederna	Director

/s/ THOMAS B. HOTOPP Thomas B. Hotopp	Director

/s/ DIANE M. PEARSE Diane M. Pearse	Director

/s/ L. EDWARD SHAW, JR. L. Edward Shaw, Jr.	Director

/s/ JOHN C. UNKOVIC John C. Unkovic	Director

/s/ THOMAS H. WITMER Thomas H. Witmer	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Retirement Savings Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 30, 2004.

MSA RETIREMENT SAVINGS PLAN

By:	/s/ BENEDICT DEMARIA
Benedict DeMaria Chairman of the Retirement Savings Plan Committee, Plan Administrator

MINE SAFETY APPLIANCES COMPANY

MSA Retirement Savings Plan

REGISTRATION STATEMENT

ON FORM S-8

Exhibit Index

Exhibit No.	Description and Method of Filing

4.1	Restated Articles of Incorporation of the Company as amended to January 16, 2004, incorporated herein by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K filed with the Commission on March 15, 2004.

4.2	Amended and Restated Bylaws of the Company, as amended to October 26, 2004, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 29, 2004.

4.3	Mine Safety Appliances Company Junior Participating Preferred Stock Rights Agreement dated as of February 10, 1997, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A Registration Statement dated February 25, 1997.

5.1	No legal opinion with respect to the legality of the shares registered is being filed because no original issuance shares are sold under the Plan.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, filed herewith.

24.1	Power of Attorney, contained on the signature page to this Registration Statement.

The Internal Revenue Service (“IRS”) has previously determined that the Plan, as amended, meets the requirements of Section 401 of the Internal Revenue Code. The Company hereby undertakes that it will submit to the IRS in a timely manner all amendments to the Plan since the most recent favorable determination letter, and that it will make all changes required by the IRS in order to maintain the Plan’s qualified status under Section 401 of the Code.